                          COMMONWEALTH OF THE BAHAMAS              EXHIBIT 2.20



FORM. NO. (J) -- 1 MORTGAGE (TO SECURE ACCOUNT CURRENT, & C.)  (BODY CORPORATE)

[CAPTION]
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


                                   No., Year and        Whether a Sailing,       Horse Power
Official No.     Name of Ship     Port of Registry     Steam or Motor Ship    of Engine, if any
  720776         LUZON SPIRIT     L84/1992 NASSAU      MOTOR: SINGLE SCREW         13128 KW
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
                                                                Feet     Tenths
     Length from forepart of stern, to the aft side of the
       head of the stern post...............................    235       5.2                   Gross.............
     Main breadth to outside of plating.....................     41       2.0                   Number of Tons....  57,448
     Depth in hold from tonnage deck to ceiling amidships...     21       6.0                   Register..........  28,742


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and as described in more detail in the Certificate of the Surveyor and the
Register Book.


      Whereas (a) there is an account, current between (1) NASSAU SPIRIT INC., a Liberian Corporation (the "Shipowner") and (2) United States Trust Company of
New York, a New York corporation (together with its successors and assigns, the "Mortgages") regulated by (i) a Deed of Covenants (as the same may from time to time be amended, the "Deed of Covenants") bearing even date herewith and made between the undersigned and the Mortgages, and (ii) an Indenture dated as of January 29, 1996 (as the same may from time to time be amended, the "Indenture", terms used herein and not otherwise defined shall be used herein as defined in the Indenture) among the Company, the Guarantors and the Mortgages.*

      Now we the (b) said NASSAU SPIRIT INC. in consideration of the premises for ourselves and our successors, covenant with the said (c) United States Trust
Company of New York and (d) its assigns, to pay to him or them or it the sums for the time being due on this security, whether by way of principal or interest,at the times and manner aforesaid. And for the purpose of better securing to the said (c) United States Trust Company of New York the payment of such sums as last aforesaid, we do hereby mortgage to the said (c) United States
Trust Company of NY sixty-four sixty-fourths, 64/64ths shares, of which we are the Owners in the Ship above particularly described, and in her boats, guns, ammunition, shell arms, and appurtenances.


      Lastly, we for ourselves and our successors, covenant with the said (c)
United States Trust Company of New York and (d) its assigns that we have power to mortgage in manner aforesaid the above-mentioned shares, and that the same
are free from incumbrances (e)           ,           .

In witness whereof we have hereunto affixed our common seal this 29th day of January One thousand nine hundred and Ninety-six.


     The Common Seal of the                             )
was affixed hereunto in the presence of:                )
Richard J. Seville, Notary Public London, England       )
                                                        )
                                                        )


    (a) Here state by way of recital that there is an account current between the Mortgagor (describing the Company and giving as address), and the Mortgagee
(giving address and description -- if the Mortgagee is a Body Corporate the full title and address must be given, and if Joint Mortgagees are concerned they must be so described), and describe the nature of the transaction so as to show how the amount of principal and interest due at any given time is to be ascertained and the manner and time of payment, (b) Name of the Company, (c) Full name of Mortgagee, (d) "his," "their" or "its," (e) if any prior incumbrance add, "save as appears by the Registry of the said Ship", : Signatures and description of witnesses, i.e., Directors, Secretary, etc. (as the case may be).

        NOTE:--The prompt registration of a Mortgage Deed at the Port of Registry of the Ship is essential to the security of Mortgagee, as a Mortgage takes its priority from the date of production for registry, not from the date of the instrument.

        NOTE:--Registered Owners or Mortgagees are reminded of the importance of keeping the Registrar of Bahamian Ships informed of any change of residence on their part.

* as Trustee, pursuant to which Indenture the Notes will be issued in the aggregate principal amount of up to $225,000,000. Pursuant to the Indenture, the Shipowner has agreed to execute this Mortgage for the purpose of securing payment to the Mortgagee of all sums of money (whether for principal, premium, if any, interest, fees expenses or otherwise) from time to time payable by the Shipowner under its Guarantee, the payment of the principal of (and premium, if any) and interest on the Securities, the payment of all other sums of money payable by the Company under the Indenture, the payment of all other sums of money payable by the Shipowner under the Deed of Covenants and this Mortgage and the other Guarantor Security Documents to which it is a party, and the payment of all sums payable by the other Guarantors under their respective Subsidiary
Guarantees and Guarantor Security Documents (collectively, the "Obligations"), and to secure as well the performance and observance of all agreements, covenants and provisions contained in the Deed of Covenants and this Mortgage, and of the Company and the Guarantors in the Indenture and the Security
Documents. The amount of principal (and premium, if any), interest, costs, charges, expenses or otherwise due at any given time can be ascertained by reference to the Indenture and the Deed of Covenants.

                            SCHEDULE TO EXHIBIT 2.20

     The Bahamian Statutory Ship Mortgages not required to be filed because each of them is substantially identical to Exhibit 2.20, and the material details by which each such Bahamian Statutory Ship Mortgage differs from such Exhibit are as follows:

1. Bahamian Statutory Ship Mortgage dated January 29, 1996 by VSSI Atlantic Inc. to United States Trust Company of New York.

     a.    Name of Mortgagor: VSSI Atlantic Inc.

     b.    Official Number of Ship: 723526

     c.    Name of Ship: TORBEN SPIRIT

     d.    No., Year and Port of Registry of Ship: L27/1994 Nassau

     e.    Number of tons: 57,446

2. Bahamian Statutory Ship Mortgage dated January 29, 1996 by VSSI Appian Inc. to United States Trust Company of New York.

     a.    Name of Mortgagor: VSSI Appian Inc.

     b.    Official Number of Ship: 720752

     c.    Name of Ship: MAYON SPIRIT

     d.    No., Year and Port of Registry of Ship: L53/1992 Nassau

3. Bahamian Statutory Ship Mortgage dated January 29, 1996 by Senang Spirit Inc. to United States Trust Company of New York.

     a.    Name of Mortgagor: Senang Spirit Inc.

     b.    Official Number of Ship: 723521

     c.    Name of Ship: SENANG SPIRIT

     d.    No., Year and Port of Registry of Ship: L26/1994 Nassau

     e.    Horsepower of Ship: 13126 KW

     f. Length of Ship from forepart of stern, to the aft side of the head of the stern post: 236 metres, 5.8 tenths

     g.    Main breadth of outside plating of Ship: 42 metres, 0.0 tenths

     h. Depth in hold of Ship from tonnage deck to ceiling amidships: 19 metres, 5.0 tenths

     i.    Number of tons: 52,508

     j.    Register: 28,208

4. Bahamian Statutory Ship Mortgage dated January 29, 1996 by Exuma Spirit Inc. to United States Trust Company of New York.

     a.    Name of Mortgagor: Exuma Spirit Inc.

     b.    Official Number of Ship: 720790

     c.    Name of Ship: LEYTE SPIRIT

     d.    No., Year and Port of Registry of Ship: L128/1992 Nassau

5. Bahamian Statutory Ship Mortgage dated January 29, 1996 by Andros Spirit Inc. to United States Trust Company of New York.

     a.    Name of Mortgagor: Andros Spirit Inc.

     b.    Official Number of Ship: 723134

     c.    Name of Ship: SAMAR SPIRIT

     d.    No., Year and Port of Registry of Ship: L164/1992 Nassau